1701 Market Street	Morgan, Lewis
Philadelphia, PA 19103-2921	& Bockius LLP
215.963.5000	Counselors at Law
Fax: 215.963.5001

February 27, 2009
Laudus Trust
101 Montgomery Street
San Francisco, CA 94104

Re:	Registration Statement filed on Form N-14 under the Securities Act of 1933
We hereby consent to the reference to our Firm in the Registration Statement filed on Form N-14 under the Prospectus/Proxy Statement heading “Information about the Reorganization — Federal Income Tax Consequences.” In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Morgan, Lewis & Bockius LLP
Morgan, Lewis & Bockius LLP